Exhibit 99.7

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the “Agreement”) is made as of the          day of                     , 2006, by and between Star Gas Partners, L.P. (the “Company”), and LaSalle Bank National Association, as subscription agent (the “Agent”).

RECITALS

WHEREAS, the Company has caused a prospectus (the “Prospectus”) included in the Registration Statement on Form S-3, File No.                     , to be filed with the Securities and Exchange Commission (the “Commission”) on                     , 2006, as amended by the amendment filed with respect thereto (collectively the “Registration Statement”), which relates to a proposed distribution by the Company of non-transferable subscription rights (the “Subscription Rights”) to purchase the Company’s common units (“Common Units”), upon the exercise of such Subscription Rights (the distribution of the Subscription Rights and the sale of shares of Common Units upon the exercise thereof as contemplated by the Registration Statement is referred to herein as the “Rights Offering”);

WHEREAS, the Subscription Rights will be distributed on or about                     , 2006 to holders of record of Common Units (the “Holders”) as of the close of business on                     , 2006 (the “Record Date”) at a rate of one Subscription Right for each Common Units held on the Record Date;

WHEREAS, each Subscription Right shall evidence the right of the Holder to purchase .5441 Common Units;

WHEREAS, no more than 17,500,000 Common Units shall be issued upon the exercise of the Subscription Rights;

WHEREAS, the Company has authorized the issuance of up to 17,500,000 authorized and unissued Common Units (the “Underlying Units”) to be distributed pursuant to the Rights Offering;

WHEREAS, Holders will be entitled to subscribe to purchase at a price per share of $2.00 (the “Subscription Price”) one Underlying Unit for each Subscription Right held, which right to subscribe for such Underlying Units is not transferable; provided, however, that the number of Common Units which each Holder may purchase based upon the Subscription Rights distributed to such Holder shall be rounded up to the nearest whole number; provided, further, that if more than 17,500,000 Common Units are subscribed for, then the amount each subscription shall be ratable and equitably reduced so that no more than 17,500,000 Common Units shall be issued upon the exercise of the Subscription Rights (“Subscription Privilege”); and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the Rights Offering as set forth herein, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

ARTICLE 1

APPOINTMENT OF AGENT

Section 1.1.    Appointment of Agent.    The Company hereby appoints the Agent to act as agent for the Company in accordance with the instructions set forth in the Agreement, and the Agent hereby accepts such appointment.

ARTICLE 2

ISSUANCE OF SECURITIES

Section 2.1.    Authorization; issuance.    The Company has authorized the issuance of the Subscription Rights and, following the Record Date and the effectiveness of the Registration Statement, will issue such Subscription Rights to the Holders as contemplated by the Registration Statement. The Company will notify the Agent upon the effectiveness of the Registration Statement. As transfer agent and registrar for the Common Units, the Agent shall provide such assistance as the Company may require in order to effect the distribution of the Subscription Rights to Holders, including assistance in determining the number of Subscription Rights to be distributed to each such Holder and assistance in distributing the Subscription Documents (as defined in Section 5.2 hereof) evidencing the Subscription Rights and all other ancillary documents and issuance of the Underlying Units.

Section 2.2.    Reservation.    The Company has authorized the issuance of and will hold in reserve the Underlying Units, and upon the valid exercise of Subscription Rights, the Company will issue Underlying Units to validly exercising Holders as set forth in the Registration Statement.

ARTICLE 3

SUBSCRIPTION RIGHTS AND ISSUANCE

OF SUBSCRIPTION DOCUMENTS

Section 3.1.    Subscription Rights and Issuance of Subscription Documents.    Each set of Subscription Documents shall contain a certificate evidencing the Holder’s right to subscribe for Common Units in the form filed with the Registration Statement (the “Subscription Right”) which shall be non-transferable. The Agent shall, in its capacity as transfer agent and registrar of the Company, maintain a register of Subscription Rights and the Holders thereof. Each Subscription Rights shall, subject to the provisions thereof, entitle the Holder in whose name it is recorded to subscribe for prior to 5:00 P.M., New York City time, on                      , 2006 or such later time to which the Rights Offering may be extended (the “Expiration Date”), at the Subscription Price a number of shares equal to the Subscription Privilege.

ARTICLE 4

FRACTIONAL SUBSCRIPTION UNITS

Section 4.1.    Fractional Units.    All questions as to the validity and eligibility of any rounding of fractional Subscription Rights shall be determined by the Company in its sole discretion, and its determination shall be final and binding. The Company shall not issue fractional of Common Units to exercising Holders upon exercise of Subscription Rights. The number of Common Units which each Holder may purchase shall be equal to the Subscription Privilege.

ARTICLE 5

FORM AND EXECUTION OF SUBSCRIPTION DOCUMENTS

Section 5.1.    Subscription Right.    Each Subscription Right shall evidence the Subscription Privilege of the Holder therein named to purchase Common Units upon the terms and conditions set forth in the Subscription Documents.

Section 5.2.    Delivery; Form; Execution.    Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company’s stockholders as of the Record Date to be prepared by the Agent, prepare and record Subscription Rights in the names of the Holders, setting forth the number of Subscription Rights to subscribe for the Company’s Common Units calculated on the basis of one Subscription Right for each Common Unit recorded on the books in the name of each such Holder. Each Subscription Right shall be dated as of the Record Date. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall deliver to each registered Holder, along with the originally issued Subscription Rights, (i) a letter from the Chief Executive Officer of the Company to all Holders, (ii) a Prospectus, (iii) Instructions as to Use of the Subscription Rights, (iv) a return envelope addressed to the Agent, and (v) such other documents and information as the Company may provide (collectively the “Subscription Documents”). The Agent shall also provide copies of the Prospectus and other documents prepared by the Company to Holders, and other persons, upon request by a Holder. The Company will provide the Agent with a sufficient number of Subscription Documents as the Agent may require. The Subscription Agent shall provide a sufficient number of Subscription Rights as required to distribute to Holders and to replace lost, destroyed, mutilated or stolen Subscription Rights. Delivery shall be by first class mail (without registration or insurance).

Section 5.3.    Foreign Addresses.    Subscription Documents will not be mailed to Holders having a registered address outside the United States, or to those Holders having APO of FPO addresses. The Subscription Rights to which such Subscription Privilege relates will be held by the Agent for such Holders’ accounts until instructions are received to exercise the Subscription Rights.

ARTICLE 6

EXERCISE OF SUBSCRIPTION RIGHTS;

EXERCISE PRICE; EXPIRATION DATE

Section 6.1.    Exercise of Subscription Rights.    Each Holder may exercise some or all of the Subscription Privilege evidenced by the Subscription Right (but not in amounts of less than one Subscription Right or an integral multiple thereof) by delivering to the Agent, on or prior to the Expiration Date, properly completed and executed Subscription Documents evidencing such Subscription Privilege (with signatures guaranteed, if required by Section 6.9 hereof, by a financial institution (including commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee or medallion program with the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each, an Eligible Institution”), together with payment of the Subscription Price for each Underlying Unit subscribed for pursuant to the Subscription Privilege. In the case or persons acquiring Common Units at an aggregate Subscription Price of $            or more, an alternative payment method may be arranged with the Agent and approved by the Company.

(a)    The Subscription Price shall be paid in United States dollars, by (i) check or draft drawn on a United States bank, or a postal, telegraphic or express money order payable to the Agent, or (ii) by wire transfer of same day funds to an account maintained by Agent for the purpose of accepting subscriptions, in accordance with wire instructions by the Agent.

(b)    Payment will be deemed to have been received by the Agent only upon: (i) clearance of any uncertified check; or (ii) receipt by the Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; (iii) receipt by the Agent of any funds transferred by wire transfer; or (iv) receipt of funds by the Agent through an alternative payment method approved by the Company.

(c)    If a Holder exercises fewer than all of the Subscription Privilege evidenced by the Holder’s Subscription Right and requests in writing that the Agent issue a Subscription Right evidencing the unexercised Subscription Privilege, the Agent shall immediately issue to such holder a new Subscription Right evidencing the unexercised Subscription Privilege and deliver it to the eligible Holder at the address shown on such Subscription Right.

Section 6.2.    Depositary Trust Company.    In the case of Holders of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such Holder to the DTC account of the Agent, together with payment of the Subscription Price for each Underlying Unit subscribed for pursuant to the Subscription Privilege.

Section 6.3.    Guaranteed Delivery Procedures.    If a Holder wishes to exercise Subscription Rights, but time will not permit such Holder to cause the Subscription Right evidencing such Subscription Rights to reach the Agent on or prior to the Expiration Date, such Subscription Rights may nevertheless be exercised if all of the following conditions (the “Guaranteed Delivery Procedures”) are met: (a) such Holder has caused payment in full of the Subscription Price for each Underlying Unit being subscribed for pursuant to the Subscription Privilege to be received (in the manner set forth in Section 6.5 hereof) by the Agent on or prior to the Expiration Date; (b) the Agent receives, on or prior to the Expiration Date, a guarantee notice (a “Notice of Guaranteed Delivery”), substantially in the form provided with the Subscription Documents, from an Eligible Institution, stating the name of the exercising Holder, the number of Subscription Rights represented by the Subscription Right or Subscription Rights held by such exercising Holder, the number of Underlying Units being subscribed for pursuant to the Subscription Privilege, and guaranteeing the delivery to the Agent of the Subscription Right evidencing such Subscription Privilege at or prior to 5:00 p.m., New York City time, on the date three over-the-counter (“OTC”) trading days following the date of the Notice of Guaranteed Delivery; and (c) the properly completed Subscription Rights(s) evidencing the Subscription Privilege being exercised, with any required signatures guaranteed, are received by the Agent, or such Subscription Rights are transferred into the DTC account of the Agent, at or prior to 5:00 p.m., New York City time, on the date three OTC trading days following the date of the Notice of Guaranteed Delivery relating thereto; provided, however, that the Agent shall not honor a Notice of Guaranteed Delivery relating thereto; provided, however, that the Agent shall not honor a Notice of Guaranteed Delivery unless a properly completed and executed Subscription Right is received by the Subscription Agent by the close of business on the third OTC trading day after the Expiration Date.

The Notice of Guaranteed Delivery may be delivered to the Agent in the same manner as Subscription Rights at the addresses set forth above, or may be transmitted to the Agent by telegram or facsimile transmission.

Section 6.4.    Expiration of Rights.    The Subscription Rights shall expire at 5:00 p.m., New York City time, on the Expiration Date.

Section 6.5.    Deemed Exercises; Subscription Excess.    If an exercising Holder has not indicated the number of Subscription Rights being exercised, or if the Subscription Price payment forwarded by such Holder to the Agent is not sufficient to purchase the number of shares subscribed for, the Holder will be deemed to have exercised the Subscription Privilege with respect to the maximum number of whole Subscription Rights which may be exercised for the Subscription Price delivered to the Agent, (to the extent that the Subscription Price payment delivered by such Holder exceeds the Subscription Price multiplied by the maximum number of whole Subscription Rights which may be exercised such excess being the “Subscription Excess”). The Agent, as soon as practicable after the exercise of the Subscription Rights, shall mail to such Holders the Subscription Excess, without interest or deduction.

Section 6.6.    Escrow; Investment of Funds; Bank Account.    The Agent shall:

(a) Maintain a record of the date, amount of each payment of the Subscription Price received upon the exercise of Subscription Rights, and the name and address of the Holder by whom or on whose behalf payment was made.

(b) Aggregate all payments received upon the exercise of Subscription Rights in the previously established LaSalle Bank National Association corporate trust account for the benefit of the Company designated Star Gas Partners, L.P. Account (the “Account”) and invest and reinvest funds held in the Account in its Time Deposit Open Account or, if directed by the Company, a money market fund which has been placed in its highest rating category by Standard & Poors or Moody’s.

(c) Return as promptly as practicable to the Holder who made such payment, any payment of the Subscription Price for Common Units not accepted by the Company for any reason.

Upon receipt by the Agent of a written notice from the Company and following issuance of the Underlying Units, the Agent shall and is hereby directed to withdraw from the Account and pay to, credit to the account of or otherwise transfer to the Company, all such funds (including interest earned thereon). At the request of the Company, any portion of the Underlying Units shall be issued and the corresponding proceeds shall be remitted to the Company.

The Agent shall hold all proceeds of the Rights Offering in a segregated bank account (the “Bank Account”). Upon receipt by the Agent of a written notice from the Company and following issuance of the Underlying Units, the Agent shall and is hereby directed to withdraw from the Bank Account in which the proceeds of the Rights Offering have been held and pay to, credit to the account of, or otherwise transfer to the Company all such Funds (including interest earned thereon). At the request of the Company, any portion of the Underlying Units shall be issued and the corresponding proceeds shall be remitted to the Company.

Section 6.7.    Acceptance of Rights.    The Agent is authorized to accept only Subscription Rights (other than Subscription Rights delivered in accordance with the procedure for guaranteed delivery set forth in Section 6.3, or transfers of Subscription Rights to its account at DTC), received prior to 5:00 p.m., New York City time, on the Expiration Date.

Section 6.8.    No Revocation.    Once a Holder has exercised a Subscription Right, such exercise may not be revoked.

Section 6.9.    Guaranteed Signatures.    If a Holder requests that the certificate representing the Common Units to be issued in a name other than the name of the Holder or such certificate is to be sent to an address other than the address shown on such Holder’s Subscription Right, the signatures on such Subscription Right must be guaranteed by an Eligible Institution.

ARTICLE 7

VALIDITY OF SUBSCRIPTIONS

Section 7.1.    Validity of Subscriptions.    Irregular subscriptions and improperly executed Subscription Documents not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

ARTICLE 8

DELIVERY OF UNIT CERTIFICATES

Section 8.1.    Delivery of Unit Certificates.    As soon as practicable after the Expiration Date, the Agent shall deliver to such exercising Subscription Rights Holder certificates representing the Common Units purchased pursuant to the Subscription Privilege.

ARTICLE 9

REPORTS

Section 9.1.    Reports.    The Agent shall notify both the Company and Georgeson Shareholder (the “Information Agent”) and its designated representatives by telephone as requested during the period commencing with the mailing of Subscription Documents and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 6.3 the period ending three OTC trading days after the Expiration Date), which notice shall thereafter be confirmed in writing, of (i) the number of Subscription Rights exercised on the day of such request, (ii) the number of Underlying Units subscribed for pursuant to the Subscription Privilege, if any, and the number of such Subscription Rights for which payment has been received, (iii) the number of Subscription Rights subject to guaranteed delivery pursuant to Section 6.3 on such day, (iv) the number of Subscription Rights for which defective exercises have been received on such day and (v) cumulative totals derived from the information set forth in clauses (i) through (iv) above. At or before 5:00 p.m., New York City time, on the first OTC trading day following the Expiration Date, the Agent shall certify in writing to the Company the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through (iv) above. The Agent shall also maintain and update a list of Holders who have fully or partially exercised their Subscription Rights and Holders who have not exercised their Subscription Rights. The Agent shall provide the Company, the Information Agent or its designated representatives with the information compiled pursuant to this Article 9 as any of them shall request. The Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Article 9 shall be accurate in all material respects; provided that the Agent shall not be held liable for any inaccurate information provided to it by the Company or Holder which it uses to generate a notification hereunder.

ARTICLE 10

LOSS OR MUTILATION

Section 10.1.    Loss or Mutilation.    Upon receipt by the Company and the Agent of evidence, satisfactory to them, of the ownership and loss, theft, destruction, receipt of indemnity satisfactory to the Company and the Agent, and in the case of mutilation upon surrender and cancellation of the mutilated Subscription Right, the Agent shall deliver in place of such lost, stolen, destroyed or mutilated Subscription Right a new Subscription Right representing an equal aggregate number of Rights. Holders requesting such substitute Subscription Rights shall also comply with such other reasonable regulations, requirements or requests, as the Company or the Agent may prescribe.

ARTICLE 11

COMPENSATION FOR SERVICES

Section 11.1.    Compensation.    The Company agrees to pay to the Agent fees as set forth on Exhibit A attached hereto as compensation for its services in acting as Agent, plus postage and other miscellaneous fees incurred in the performance of Agent’s duties hereunder.

ARTICLE 12

INSTRUCTIONS AND INDEMNIFICATION

Section 12.1.    Instruction; Indemnification.    The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

(a)    The Agent shall be entitled to rely upon any written instructions or directions furnished to it by Joseph P. Cavanaugh, the Company’s Chief Executive Officer, Richard F. Ambury, the Company’s Chief Financial Officer, or their designees (each, an “Authorizing Person”), whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Authorizing Person of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent’s control.

(b)    The Company also agrees to indemnify and hold the Agent harmless against any losses, claims, actions, damages, liabilities, costs or expenses (including reasonable fees and disbursements of legal counsel) (individually, a “Claim”, and collectively, “Claims”) that the Agent may incur or become subject to, arising from or out of any claim or liability resulting from actions taken as Agent pursuant to this Agreement; provided, however, that such covenant and agreement does not extend to, and the Agent shall not be indemnified or held harmless with respect to, such Claims incurred or suffered by the Agent as a result, or arising out, of the Agents negligence, misconduct, bad faith or breach of this Agreement. In connections therewith: (i) in no case shall the Company be liable with respect to any Claim against the Agent unless the Agent shall have notified the Company in writing of the assertion of a Claim against it promptly after the Agent shall have notice of a Claim or shall have been served with the summons or other legal process giving information as to the nature and basis of the Claim; provided, however, that the failure of the Agent to notify the Company in the above manner will absolve the Company of liability only when such failure will result or has resulted in prejudice to the Company with respect to such claim; (ii) the Company shall be entitled to control the defense of any suit brought to enforce any such Claim; and (iii) the Agent agrees not to settle or compromise any Claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company. In no event shall the Company be liable for the fees and expenses of any additional counsel that the Agent may retain.

(c)    The Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it without gross negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Right, or written power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

ARTICLE 13

INTERPRETATION, FUTURE INSTRUCTIONS AND AMENDMENTS

Section 13.1.    Interpretation.    All questions as to the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined by the Company whose determinations shall be final and binding. The Company in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Subscription Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Documents or incur any liability for failure to give such notification.

Section 13.2.    Future Instructions.    The Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from an authorized officer of the Company, and to apply to such officers for written advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with written instructions of any such officer.

Section 13.3.    Amendment, Extension or Termination of the Rights Offering.    The Company reserves the right, in its sole discretion, to (a) terminate the Rights Offering prior to delivery of the Common Shares for which Holders have subscribed pursuant to the exercise of Subscription Rights; (b) extend the Expiration Date to a later date and time; (c) amend or modify the terms of the Rights. If the Company materially amends the terms of the Rights, an amended Prospectus will be distributed to holders of record of Rights and to holders of Rights who have previously exercised Rights. All holders of Rights who exercised Rights prior to such amendment or within four business days after the mailing of the amended Prospectus will be given the opportunity to confirm the exercise of Rights by executing and delivering a consent form.

ARTICLE 14

PAYMENT OF TAXES

Section 14.1.    Payment of Taxes.    The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Subscription Right or of the Underlying Units; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Subscription Rights or Common Units or a constructive dividend with respect to the Subscription Rights or Common Units, and provided further, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of the issuance or delivery of certificates for Common Units in a name other than that of the registered Holder of such Subscription Right evidencing the Subscription Rights exercised, and the Agent shall not issue any such certificate until such tax or governmental charge, if required, shall have been paid.

ARTICLE 15

CANCELLATION AND DESTRUCTION OF SUBSCRIPTION CERTIFICATES

Section 15.1.    Cancellation and Destruction.    All Subscription Rights surrendered for the purpose of exercise, exchange, or substitution shall be canceled by the Agent, and no Subscription Rights shall be issued in lieu thereof except as expressly permitted by provisions of the Agreement. The Company shall deliver to the Agent for cancellation and retirement, and the Agent shall so cancel and return, any other Subscription Right purchased or acquired by the Company otherwise than upon the exercise thereof. The Agent shall deliver all canceled Subscription Rights to the Company, or shall, at the written request of the Company, destroy such canceled Subscription Rights, and in such case shall deliver a certificate of destruction thereof to the Company.

ARTICLE 16

CHANGES IN SUBSCRIPTION WARRANT

Section 16.1.    Changes in Subscription Right.    The Agent may, without the consent or concurrence of the Holders in whose names Subscription Rights are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Right that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Right except insofar as any such change may confer additional rights upon the Holders.

ARTICLE 17

ASSIGNMENT AND DELEGATION

Section 17.1.    No Assignment; Delegation.    Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

Section 17.2.    Binding Nature.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

ARTICLE 18

NOTICES TO THE COMPANY, HOLDERS, INFORMATION AGENT AND AGENT

Section 18.1.    Notices.    All notices and other communications provided for or permitted hereunder shall be made by hand delivery, prepaid certified first-class mail (return receipt requested), or telecopier or facsimile machines (with written confirmation of receipt):

If to the Company, to:

Star Gas Partners, L.P.

2187 Atlantic Street

Stamford, CT 06902

Attn: Joseph P. Cavanaugh

Tel:     (203) 325-5472

Fax:    (203) 328-7393

E-mail: jpcavanaugh@stargaslp.com

with copy to:

Phillips Nizer LLP

666 Fifth Avenue

New York, NY 10103

Attn: Alan Shapiro, Esq.

Tel:     (212) 841-0534

Fax:    (212) 262-5152

E-mail: ashapiro@phillipsnizer.com

if to the Agent, to:

LaSalle Bank National Association

135 South LaSalle Street

Suite 1960

Chicago, Illinois 60603

Attention: Joseph F. Pellicore

Telephone: (312) 904-2584

Facsimile: (312) 904-2236

E-Mail: joseph.pellicore@abnamro.com

if to the Information Agent:

17 State Street

New York, NY 10004

Attn: Donna Ackerly

Telephone: (888) 877-5392

Facsimile:

E-mail Address: dackerly@gscorp.com

If to a Holder, at the address shown on the registry books of the Company.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when by certified mail, two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; and when receipt is acknowledged, if telecopied or faxed.

ARTICLE 19

MISCELLANEOUS PROVISIONS

Section 19.1.    Governing Law.    The validity, interpretation and performance of this Agreement shall be governed by the law of the state of Illinois, without regard to its principles of conflicts of law. The parties agree that with respect to all unresolved disputes arising out of this Agreement they shall submit to the jurisdiction of any state or federal court sitting in Chicago, Illinois.

Section 19.2.    Severability.    The parties hereto agree that if any of the provisions contained in the Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of this Agreement or of any term or provision hereof.

Section 19.3.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 19.4.    Captions.    The captions and descriptive heading herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

Section 19.5.    Facsimile Signatures.    Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

Section 19.6.    Further Actions.    Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

Section 19.7.    Delays or Omissions.    No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy; nor shall it be construed to be a waiver of, or an acquiescence in any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character, on the part of any party, of any breach or default under the Agreement, or any waiver, on the part of any party, of any provisions or conditions of the Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Agreement or by law and otherwise afforded to any party, shall be cumulative and not alternative.

Section 19.8.    Section Headings.    Section headings are for the convenience of the parties and do not form a part of this Agreement.

Section 19.9.    Exhibits; Entire Agreement.    All Exhibits referred to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement, together with the Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. The Agreement may not be modified or amended other than by an agreement in writing.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, as of the day and year first above written.

STAR GAS PARTNERS, L.P.

By:
Name: Title:	Joseph P. Cavanaugh Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION

By:
Name: Title:	Joseph F. Pellicore Assistant Vice President

EXHIBIT A

LaSalle Bank National Association

RIGHTS OFFERING FEES

Star Gas Partners, L.P.

Acceptance Fee:	$500.00
Document Review
Issue and mail rights certificates:	$2.25	each
Each subscription received from registered holders:	$12.00	each
Receive rights certificate, verify transaction, calculate shares, maintain segregated account, deposit checks and return funds via wire
Each subscription (ASOP) received from street holders:	$5.00	each
Balance ASOP transactions daily with DTC, Calculate shares, deposit funds and return funds via wire
Each guaranteed delivery:	$10.00	each
	($200.00 minimum)
Each extension:	$1,000.00

Additional out of pocket expenses to include, but not limited to, postage, cost of envelopes, cost of form 1099B and other miscellaneous expenses.